Exhibit 99.1

CORRECTED PRESS RELEASE

Scientific Games Reports Revenues of $184.6 Million

Net Income of $21.0 Million and Earnings per Share of $0.23

NEW YORK, MAY 5, 2005 -- SCIENTIFIC GAMES CORPORATION (NASDAQ: SGMS) today reported financial results for the first quarter ended March 31, 2005.  Revenues were $184.6 million compared to the $185.5 million reported in the first quarter of 2004.  Net income was $21.0 million or $0.23 per diluted share in the first quarter of 2005 compared to $20.4 million or $0.22 per diluted share in the first quarter of 2004.

EBITDA (earnings before interest, taxes, depreciation and amortization – see the following EBITDA reconciliation) was $51.3 million in the first quarter of 2005 compared to $53.0 million in the first quarter of 2004.

Scientific Games benefited from very strong instant lottery ticket sales both in the US and abroad and significant increases in branded ticket sales. The Company noted that the loss of the Florida online lottery contract prior to its acquisition of IGT OnLine Entertainment Systems (OES) in 2003 and unusually high non-recurring equipment sales in the first quarter of 2004, made the first quarter 2005 comparisons difficult.

Lorne Weil, chairman and CEO, said, “We are very pleased with these results.  The first quarter comparisons were very challenging because we only had one month left on our Florida online lottery contract in January 2005.  In addition, during the first quarter of last year, we shipped lottery equipment worth over $20 million to one customer. Taken together, the loss of Florida online revenue and the one time equipment sales represented about $9 million of EBITDA; so absent these events, the “recurring” revenue of the Company demonstrated very strong growth overall in the first quarter.”

“In the US we generated a 15% increase in instant ticket sales - exceeding the industry average of 12% - and prepaid mobile phone card sales were up 10%,” Mr. Weil continued.  “MDI product sales were excellent – especially the $10,000,000 Hold ‘Em Poker® game in Massachusetts.  EBITDA generated by our Cooperative Services activity increased by 40% year to year.  Our international expansion strategy is working extremely well.  Instant ticket retail sales in Italy are now at a $2.0 billion annual rate, sales in Latin America are improving, and we now benefit from the acquisition of Honsel, the exclusive instant ticket supplier to all sixteen lotteries in Germany.”

During the first quarter, Scientific Games launched Puerto Rico’s new online lottery and followed that with the launch on May 2nd of the new online lottery system for Colorado.  Mr. Weil said, “We continued working to incorporate our program of best practices and technology into some of the OES online lottery systems.  The launch of the newly converted online lottery system in Puerto Rico with 1,900 new terminals was successful, as was the conversion launch in Colorado with 2,500 terminals. We are also very excited about the recently announced agreement with the Massachusetts Lottery to introduce The Daily Race Game™, our new monitor game that will run on the keno network.”

“The excellent year to year performance of our lottery businesses was somewhat offset by a decline in the racing related business, with pari-mutuel systems and venue management together accounting for a decline in quarterly EBITDA of about $3.9 million  year over year.  Contributing significantly to this was a decline in North American thoroughbred racing handle of about 6% in the first quarter; most of this decline occurred in January and February for a variety of non-recurring causes.  By the end of March, North American handle had begun to strengthen noticeably.

Outlook

Mr. Weil said, “It is our belief that by constantly developing new content for our instant and online lottery games as well as for our pari-mutuel customers, we will continue to deliver outstanding results.   By differentiating ourselves from the competition with superior game sales, we believe customers will choose Scientific Games more often.”

“As we said in our fourth quarter and year end report, we have every reason to believe that instant lottery ticket sales will continue to be very strong both in the US and abroad.  We expect that over the coming months we will be able to expand the number of instant games we are offering in Italy, and that sales in Germany will increase over time as we introduce those lotteries to our programs.  Last week we announced the news that we and our partner, Indra, have won a full lottery facilities management contract worth $37.3 million to provide both online and instant lottery products and services to the autonomous region of Catalonia in Spain.  We also signed the $12 million contract awarded to us by Pacific Online Systems that commences in the second half of 2005.  Currently, we are pursuing several other important international agreements that give us great optimism where the future is concerned.”

“In the US we will have the opportunity to compete for some significant new business this year.  Although we do not usually discuss specific procurements, an update on the California and Ohio instant lottery ticket bids is in order due to some recent events.  The California Lottery is still expected to award its instant ticket contract this month despite having made changes to its Request for Proposal.  As some will have read, the Ohio Lottery has already posted a decision on its website awarding Scientific Games its instant ticket contract.  We are waiting for additional details from the Lottery before issuing a press release.  Besides these, there are at least ten other opportunities this year to win new incremental lottery and video lottery control system business so we are very enthusiastic about our prospects.”

Conference Call Details

Scientific Games Corporation invites you to join its conference call tomorrow at 8:30 am EDT by dialing (888) 262-9189 or (973) 582–2729 for international callers.  There will also be a live webcast accessible through the Investor Relations page of our website at www.scientificgames.com.

A replay of the conference call will be available until midnight on Friday, May 13, 2005 at (877) 519-4471, or (973) 341–3080 for international callers, Conference ID number 5947234.  The call will be archived on the website for thirty days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies.  Scientific Games’ customers are in the United States and more than 60 other countries.  For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate,” or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements generally relate to plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved.

Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

•	economic, competitive, demographic, business and other conditions in our local and regional markets;
•	changes or developments in the laws, regulations or taxes in the gaming and lottery industries;
•

actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•

changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•

the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•	an inability to renew or early termination of our contracts;
•	an inability to engage in future acquisitions;
•	the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and
•	resolution of any pending or future litigation in a manner adverse to us.

Actual future results may be materially different from what we expect.  We will not update forward-looking statements even though our situation may change in the future.

EBITDA Disclosure

EBITDA is included in this press release as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

Company Contact:  Lisa D. Lettieri, Scientific Games Corporation, 212-754-2233

TABLES FOLLOW

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2004 and 2005

 (Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2005
Operating revenues:
Services	$141,633	155,754
Sales	43,832	28,802
	185,465	184,556
Operating expenses (exclusive of depreciation and amortization shown below):
Services	75,885	85,249
Sales	30,656	20,274
Amortization of service contract software	1,434	1,623
	107,975	107,146
Total gross profit	77,490	77,410
Selling, general and administrative expenses	25,920	27,728
Depreciation and amortization	13,760	12,852
Operating income	37,810	36,830
Other deductions:
Interest expense	7,390	6,410
Other expense	608	399
	7,998	6,809
Income before income tax expense	29,812	30,021
Income tax expense	9,391	9,006
Net income	20,421	21,015
Convertible preferred stock dividend	1,982	––
Net income available to common stockholders	$18,439	21,015

Basic and diluted net income per share:
Basic net income available to common stockholders	$0.30	0.24
Diluted net income available to common stockholders	$0.22	0.23
Weighted average number of shares used in per share calculations:
Basic shares	61,942	88,616
Diluted shares	91,825	91,968

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2004 and March 31, 2005

(Unaudited, in thousands)

	December 31,	March 31,
	2004	2005

Assets:
Cash and cash equivalents	$66,120	72,886
Short-term investments	52,525	17,050
Other current assets	175,650	185,176
Property and equipment, net	271,426	283,343
Long-term assets	526,302	528,487
Total assets	$1,092,023	1,086,942

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$4,370	4,649
Other current liabilities	138,801	128,938
Long-term debt, excluding current portion	606,508	583,986
Other long-term liabilities	41,780	44,758
Stockholders’ equity	300,564	324,611
Total liabilities and stockholders’ equity:	$1,092,023	1,086,942

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended March 31, 2004 and 2005

 (Unaudited, in thousands)

	Three Months Ended March 31, 2004
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom-munications Group	Totals

Service revenues	$107,294	19,043	15,296	––	141,633
Sales revenues	29,565	689	––	13,578	43,832
Total revenues	136,859	19,732	15,296	13,578	185,465
Cost of service	55,010	9,994	10,881	––	75,885
Cost of sales	20,247	409	––	10,000	30,656
Amortization of service contract software	793	641	––	––	1,434
Total operating expenses	76,050	11,044	10,881	10,000	107,975
Gross profit	60,809	8,688	4,415	3,578	77,490
Selling, general and administrative expenses	16,562	1,839	1,004	1,482	20,887
Depreciation and amortization	9,507	2,820	490	733	13,550
Segment operating income	$34,740	4,029	2,921	1,363	43,053
Unallocated corporate expense					5,243
Consolidated operating income					$37,810

	Three Months Ended March 31, 2005
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom-munications Group	Totals

Service revenues	$123,391	18,031	14,332	––	155,754
Sales revenues	13,531	357	––	14,914	28,802
Total revenues	136,922	18,388	14,332	14,914	184,556
Cost of service	63,889	10,369	10,991	––	85,249
Cost of sales	9,329	415	––	10,530	20,274
Amortization of service contract software	973	650	––	––	1,623
Total operating expenses	74,191	11,434	10,991	10,530	107,146
Gross profit	62,731	6,954	3,341	4,384	77,410
Selling, general and administrative expenses	15,614	3,041	874	1,504	21,033
Depreciation and amortization	8,922	2,204	484	967	12,577
Segment operating income	$38,195	1,709	1,983	1,913	43,800
Unallocated corporate expense					6,970
Consolidated operating income					$36,830

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME BEFORE PREFERRED

STOCK DIVIDENDS TO EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31,
	2004	2005

Net income before preferred stock dividends	$20,421	21,015
Add: Income tax expense	9,391	9,006
Add: Depreciation and amortization expense	15,194	14,475
Add: Interest expense	7,390	6,410
Add: Other expense	608	399
EBITDA	$53,004	51,305

                EBITDA, as included herein, represents operating income plus depreciation and amortization expenses.  EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this document may differ from similarly titled measures presented by other companies.